I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “WELLS MULTI-STRATEGY 100 TEI FUND A, LLC”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF MAY, A.D. 2010, AT 1.11 O’CLOCK P.M

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC

FIRST.              The name of the limited liability company formed hereby is:  Wells Fargo Multi-Strategy 100 TEI Fund A, LLC.

SECOND.         The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The name of its Registered Agent at such address is Corporation Service Company.

THIRD.             The limited liability company shall have perpetual existence, beginning on the date of filing its Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 14th day of May, 2010.

Document Number: 764085